Exhibit 23.6

Federation of Indian Chambers of Commerce and Industry) Federation House Tansen Marg New Delhi 110001 T +91 11 23738760 (11 lines) F +91 11 23320714 / 23721504 E ficci@ficci.com www.ficci.com

Leena Jaisani

Sr. Director & Head - Entertainment

August 1, 2013

Jyoti Deshpande
Chief Executive Officer
Eros International Pic
Fort Anne
South Quay
Douglas
Isle of Man IM1 5PD

Re: Consent to use of extracts and reference to FICCI-KPMG Indian Media and Entertainment
Industry Reports by Eros International Pic (the “Company”)

Dear Ms. Deshpande,

Reference is hereby made to the Federation of Indian Chambers of Commerce and Industry (“FICCI”)-KPMG Indian Media and Entertainment Industry Report 2013 (“2013 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2012 (“2012 Report”), the FICCI KPMG Indian Media and Entertainment Industry Report 2011(“2011 Report”), the FICCI-KPMG Indian Media and Entertainment Industry Report 2010 (“2010 Report”) and the FICCI-KPMG Indian Media and Entertainment Industry Report 2009 (“2009 Report”, and together with 2010 Report, 2011 Report, 2012 Report and 2013 Report, the “Reports”).

We hereby consent to the inclusion of our name, extracts of the Reports and reference to, or summaries of, the Reports in any document issued by the Company, including any registration statement or prospectus of the Company for the registration of its ordinary shares filed with the United States Securities and Exchange Commission and any other documents that may be filed, submitted or used in connection with such registration.

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